EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Logan Capital Management, Inc.

(as amended on September 20, 2012 to add Logan Capital Long/Short Fund)

Fund Name:

Logan Capital Large Cap Growth Fund
Logan Capital International Fund
Logan Capital Small Cap Growth Fund
Logan Capital Large Cap Core Fund
Logan Capital Long/Short Fund

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Investor Class	$5,000 ($2,000 for retirement accounts)	None	None	0.25%	0.10%	1.00%2
Institutional Class	$500,000	None	None	None	0.10%	1.00%2

1 The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.
2 A redemption fee of 1.00% is assessed on shares redeemed within 180 days of purchase (i.e., held 180 days or less) except for the Long/Short Fund which assesses its redemption fee on shares redeemed  within 60 days or less.

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule A

By:              /s/ Douglas G. Hess
Name:         Douglas G. Hess
Title:           President